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                                                                     EXHIBIT 3.1

                             ARTICLES OF ASSOCIATION


                                       OF


                      I.E.T. - INTELLIGENT ELECTRONICS LTD.


                    AMENDED AND RESTATED AS OF DECEMBER, 1999


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                             ARTICLES OF ASSOCIATION


                                       OF

                      I.E.T. - INTELLIGENT ELECTRONICS LTD.


--------------------------------------------------------------------------------

INTERPRETATION

1. In these Articles, the words appearing in the first column of the table next hereinafter contained shall bear the meanings set opposite them respectively in the second column thereof, if not inconsistent with the subject or context:

      Words                        Meanings
      -----                        --------
      The Company                  The above-named company.

      Companies Ordinance          The Companies Ordinance (New Version) 1983
                                   (the "Companies Ordinance") as amended and as amended from time to time, including any law or statute replacing it.

      Dollar or $                  United States Dollar

      The Statutes                 The Companies Ordinance, the Securities Law
                                   of 1968 and every other Ordinance or Law from time to time in force concerning joint stock companies and affecting the Company.

      These Articles               These Articles of Association, or as shall be
                                   altered from time to time by Special
                                   Resolution.

      The Office                   The registered office for the time being of
                                   the Company.

      The Seal The Common Seal of the Company or rubber stamp of the Company.

      Month                        A Gregorian month.

      The Director(s)              A member of the Board of Directors elected or
                                   appointed in accordance with these Articles.
                                   The term herein defined shall include
                                   substitute or alternate Directors or their proxies.


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      Writing                      Printing, lithography, photography and any
                                   other mode or modes or representing or
                                   reproducing words in a visible form.

      Related Party                any "interested person" within the meaning of
                                   this term in Section 96.A of Chapter D2 of the Companies Ordinance, any office holder in such entities or any "family members" of such persons, within the meaning of these terms in
                                   Section 96 of the Companies Ordinance.

      Related Party                means any transaction involving, directly or
      Transaction                  indirectly, a Related Party, including, but
                                   not limited to, any investment by the Company in enterprises in which a Related Party has an economic interest, any guarantee or credit or loan, given by the Company to a related party or any transaction in which a related party has a "personal interest" within the meaning of this term in the Ordinance.

      Words importing the singular only shall include the plural, and vice versa.

      Words importing the masculine gender shall include the feminine gender, and words importing person shall include corporations.

      Subject as aforesaid, any words or expressions defined in the Companies Ordinance shall, except where the subject or context forbids, bear the same meanings in these Articles.

2. The Regulations in Schedule II to the Companies Ordinance shall not apply to the Company.


PRIVATE COMPANY

3.    The Company is a private company and, accordingly:

      (a) the number of members for the time being of the Company (exclusive of persons who are in the employment of the Company and of persons who, having been formerly in the employment of the Company were, while in such employment, and have continued after such employment to be, members of the Company) is not to exceed fifty (50), but where two (2) or more persons hold one (1) or more share(s) in the Company jointly, they shall, for the purposes of this paragraph, be treated as a single member;

      (b) any invitation to the public to subscribe for any shares or debentures or debenture stock of the Company is hereby prohibited;

      (c) the right of transfer of shares shall be restricted as hereinafter provided.


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OFFICE

4. The office of the Company shall be at such place as the Directors shall from time to time determine.


CAPITAL

5. The share capital of the Company is 504,000 New Israeli Shekels ("NIS"), divided into (i) 12,949,602 Ordinary Shares of nominal value NIS 0.01 each, all ranking pari-passu ("Ordinary Shares"), (ii) 1,400,000 Class A Ordinary Shares of nominal value NIS 0.01 each, all ranking pari-passu ("Class A Ordinary Shares"), (iii) 2,000,000 Class B Convertible Ordinary Shares of nominal value NIS 0.01 each, all ranking pari-passu ("Class B Ordinary Shares") (iv) 7,500,000 Class A Convertible Preferred Shares of nominal value NIS 0.01 each, all ranking pari-passu ("Class A Preferred Shares") and (v) 9,500,000 Class A-1 Convertible Preferred Shares of nominal value NIS 0.01 each, all ranking pari-passu ("Class A-1 Preferred Shares"), (vi) 8,000,000 Class B Convertible Preferred Shares of nominal value NIS 0.01 each, all ranking pari-passu ("Class B Preferred Shares"),
      (vii) 6,000,000 Class C Convertible Preferred Shares of nominal value NIS
      0.01 each, all ranking pari-passu ("Class C Preferred Shares") and (viii) 3,050,398 Class D Convertible Preferred Shares of nominal value NIS 0.01 each, all ranking pari-passu ("Class D Preferred Shares").

      In these Articles, any reference to "Ordinary Shares" shall include also Class A Ordinary Shares and Class B Ordinary Shares unless expressly stated otherwise or unless the context dictates otherwise. Unless expressly stated otherwise or unless the context dictates otherwise, the Class A Convertible Preferred Shares and Class A-1 Convertible Preferred Shares, Class B Preferred Shares, Class C Preferred Shares Class D Preferred are collectively referred to herein as "Preferred Shares".

      RIGHTS OF THE SHARES

6.    (a)   Subject to these Articles or to the terms of any resolution creating new shares, the unissued shares from time to time shall be under the control of the Board of Directors, who shall have the power to allot shares or otherwise dispose of them to such persons, on such terms and conditions, and either at par or at a premium or, subject to the provisions of the Companies Ordinance, at a discount, and at such times, as the Board of Directors may think fit, and the power to give to any person the option to acquire from the Company any shares, either at par or at a premium or, subject as aforesaid, at a discount, during such time and for such consideration as the Board of Directors may think fit.

      (b) Each of the Ordinary Shares and the Class A Preferred Shares entitles its holder to receive notice of and participate in all general meetings of the Company and to one vote in any such meeting for every share held by such


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            holder. The Class A Ordinary Shares will have the same rights as the
            Ordinary Shares, except the right to receive notice of meetings of shareholders and to participate in and vote at meetings of shareholders.

            The Class A Preferred Shares, the Class B Preferred Shares, the Class C Preferred Shares and the Class D Preferred Shares will have the same rights, except as otherwise specifically stated in these Articles.

            The Class A-1 Preferred Shares will have the same rights as the Class A Preferred Shares, except that they will not have any voting rights in the Company, including the right to receive notice of meetings of shareholders and to participate in and vote at meetings of shareholders.

            Each Class B Ordinary Share will have the same rights as the Ordinary Shares except that they will not have any voting rights in the Company, including the right to receive notice of meetings of shareholders and to participate in and vote at meetings of shareholders.


      (c)   (1)   In the event that the Company declares a dividend in cash
                  or in other assets of the Company (excluding bonus shares), on its Ordinary Shares or otherwise, the aggregate sum of the dividend so declared will be distributed in such a manner that the holders of each of the Preferred Shares shall be entitled to receive a dividend which is equal to one hundred and ten percent (110%) of the dividend distributed to each of the holders of the Ordinary Shares and the distribution to the holders of the Preferred Shares shall be prior and in preference to any distribution to the holders of the Ordinary
                  Shares (the "Preferred Dividend"). The Preferred Dividend shall not be cumulative.

            (2) In the event of any liquidation, dissolution or winding up of the Company (whether voluntarily or involuntarily) or in the case of the merger of the Company into another company in which the shareholders of the Company do not own a majority of its outstanding shares of the surviving corporation or the sale of all or substantially all of the assets of the Company, the holders of the Class A Preferred Shares, Class A-1 Preferred Shares, the Class B Preferred Shares, the Class C Preferred Shares and the Class D Preferred shall be entitled to receive, prior and in preference to any distribution to the holders of Ordinary Shares, the Initial Effective Purchase Price (as defined in sub-Article (d)(16) below) for each such Preferred Share (the "Preferred Return").

                  If the assets and funds distributed as aforesaid in sub-paragraphs (1) and (2) among the holders of the Preferred Shares shall be insufficient to permit the payment to such holders of the full amount of the Preferred Dividend or the Preferred Return to which they are entitled as aforesaid, then the entire assets and funds of the


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                  Company legally available for distribution shall be
                  distributed ratably among the holders of the Preferred Shares in proportion to the Preferred Dividend or Preferred Return, as the case may be, each such holder is otherwise entitled to receive.

            (3) After payment of the Preferred Return, the remaining assets and funds of the Company legally available for distribution as a dividend, if any, shall be distributed ratably to the holders of all the Ordinary Shares and Preferred Shares, in each case in proportion to the number of shares then held by them, provided, however that after (i) the holders of the Class A Preferred Shares and Class A-1 Preferred Shares have received in the aggregate three (3) times the Initial Effective Purchase Price of such Preferred Shares and (ii) that after the holders of the Class B Preferred Shares and the Class C Preferred Shares have received in the aggregate twice the Initial Effective Purchase Price of such Preferred Shares (including in each case the amount paid as the Preferred Return), and (iii) that after the holders of the Class D Preferred Shares have received in the aggregate 1.75 times the Initial Effective Purchase Price of such Preferred Shares (including in each case the amount paid as the Preferred Return) the remaining assets of the Company available for distribution to shareholders shall be distributed among the holders of the Ordinary Shares (and not the holders of Preferred Shares), pro rata, based on the number of Ordinary Shares held by each shareholder.

            (4) Whenever the distribution provided for in this Article 6(c) shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors. The US Dollar equivalent of the NIS value of any distribution under this Article 6 (c) shall be determined in accordance with the Representative Rate of Exchange last published by the Bank of Israel prior to the date of the making of the distribution.

(d) Conversion Rights. The holders of the Preferred Shares and the Ordinary Shares shall have conversion rights as follows (the "Conversion Rights"):

            (1) Right to Convert. Each Class B Ordinary Share is convertible at any time after issuance of such share at the option of the holder thereof and without payment of any additional consideration into one (1) fully-paid and non-assessable voting Ordinary Share, according to the procedure specified in sub-Article (d)(3) below.

                  Each holder of a Class A Preferred Share may, at its option, at any time after issuance of such share and without payment of any additional consideration by the holder, convert of such share into one fully-paid and non-assessable Class A-1 Preferred Share or one fully-paid and non-assessable voting Ordinary Share.


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                  Each holder of a Class A-1 Preferred Share may, at its option, at any time after issuance of such share without payment of any additional consideration by the holder, convert such share into one fully-paid and non-assessable Class A Preferred Share or Class B Convertible Ordinary Share

                  Each holder of a Class B Preferred Share, a Class C Preferred Share or a Class D Preferred Share may, at its option, at any time after issuance of such share without payment of any additional considerations by the holder, convert such share into one fully-paid and non-assessable Ordinary Share.

            (2) Automatic Conversion. Each Class A Preferred Share, Class B Preferred Share, Class C Preferred Share and Class D
                  Preferred Share shall automatically be converted into one fully paid and non-assessable Ordinary Share immediately (i) prior to the closing of a firm commitment underwritten public offering of Ordinary Shares of the Company pursuant to the United States Securities Act of 1933 as amended or the securities laws of any other jurisdiction at a public offering price per share (prior to underwriting commissions and expenses) of or equal to $5.00 or more (as adjusted for stock splits, dividends, recapitalizations, recombinations and the like) in an offering that results in gross proceeds to the Company of not less than the equivalent of $3 million (a "Qualified Initial Public Offering"), or (ii) upon the affirmative vote or the written consent of holders of not less than 75% of the then outstanding Class A Preferred Shares, Class B Preferred Shares, Class C Preferred Shares and Class D Preferred Shares, each voting as a separate class, as the case may be.

                  Each share of Class A-1 Preferred Shares shall automatically be converted into one fully-paid and non-assessable Class B Ordinary Share (i) prior to the closing of a firm commitment underwritten public offering of Ordinary Shares of the Company at a public offering price per share (prior to underwriting commissions and expenses) of or equal to $5.00 or more (as adjusted for stock splits, recombinations and the like) in an offering that results in gross proceeds to the Company of not less than the equivalent of $10 million, or (ii) upon the affirmative vote or the written consent of holders of not less than 75% of the then outstanding Class A-1 Preferred Shares.

            (3) Mechanics of Conversion. Before any holder of Class A Preferred Shares, Class A-1 Preferred Shares, Class B Preferred Shares, Class C Preferred Shares, Class D Preferred Share, or Class B Ordinary Shares shall be entitled to convert the same into Preferred Shares or into Ordinary Shares or into Class B Ordinary Shares, as the case may be, the holder shall deliver to the Company written


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                  notice specifying the number and class of shares to be
                  converted (except that no such written notice shall be necessary in the event of an automatic conversion pursuant to sub-Article (2) above). From and after the date on which the Company received such notice, shares included in such notice shall be deemed converted as specified in the notice, and the converting holder shall be deemed the owner and shall be treated for all purposes as the record holder of the number and class of shares into which such shares were converted. Promptly after delivery of such written notice, the holder shall surrender the certificate(s) therefor, duly endorsed, at the office of the Company or of any transfer agent for such shares. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Shares, certificate(s) for the number shares to which such holder shall be entitled as aforesaid.

            (4) Adjustment of Purchase Price. Upon each issuance by the Company of any Additional Shares (as defined in sub-Article
                  (d)(13) below) at a price per share less than the lower of:
                  (x) Initial Effective Purchase Price or (y) the applicable Effective Purchase Price (as defined in sub-paragraph (d)(16) below) then in effect, the Company shall issue to the holders of the Preferred Shares additional Preferred Shares of the same class or of a class that entitles its holders to the same rights for their nominal value only, in a number such that the Effective Purchase Price for all Preferred Shares held by each holder of the Preferred Shares shall be equal to the New Effective Purchase Price. The New Effective Price will be a fraction:


                  (i) the numerator of which is the sum of (A) the total number of Ordinary Shares outstanding prior to the issuance of such Additional Shares (on a fully-diluted basis after giving effect to all options or other rights to purchase voting Ordinary Shares ("Options") and assuming the conversion into Ordinary Shares of the Preferred Shares multiplied by the applicable Effective Purchase Price in effect prior to the issuance of such Additional Shares, plus (B) the total amount of the consideration received by the Company for such Additional Shares; and

                  (ii) the denominator of which is the sum of: (A) the total number of Ordinary Shares outstanding immediately prior to the issuance of such Additional Shares (on a fully-diluted basis after giving effect to all options to purchase Ordinary Shares and assuming the conversion into Ordinary Shares of all the Preferred Shares) plus
                        (B) the number of such Additional Shares issued.

                        The Company shall then issue such number of additional Preferred Shares to such holder in consideration for payment of their nominal value only, equal to the remainder of:


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                        (x) a fraction, (i) the numerator of which is the
                        product of (A) the total number of Preferred Shares held by such holder prior to the issuance of such Additional Shares multiplied by (B) the applicable Effective Purchase Price in effect prior to the issuance of such Additional Shares; and (ii) the denominator of which is the applicable Effective Purchase Price in effect after the issuance of such Additional Shares,

                        Minus

                        (y) the total number of Preferred Shares held by such holder prior to the issuance of such additional shares.

                        As an illustration of the foregoing calculation:

                        if the total number of Ordinary Shares outstanding prior to the issuance of the Additional Shares was 18,000,000 and the first issuance of Additional Shares were to be an issuance of two million (2,000,000) Ordinary Shares at a per share price of forty cents ($0.40), and the Effective Purchase Price for Preferred Shares for the holder thereof prior to such issuance was $0.60, then the Effective Purchase Price following such issuance would be $0.58, calculated as follows:

                        (18,000,000 x $0.60) + $800,000
                        ------------------------------- = $0.58
                                18,000,000 + 2,000,000

                        in the event such holder held 500,000 Preferred Shares (at an Effective Purchase Price of $0.60 per share prior to the issuance of the Additional Shares, then, after adjustment of the Effective Purchase Price to $0.58 per share (as provided above), such holder would be issued an additional 17,241 Preferred Shares (for their nominal value only) as determined pursuant to the following formula:

                             (500,000 x $0.60) - 500,000
                             --------------------------- = 17,241
                                        $0.58

             (5) Minimal Adjustment. No issue of additional Preferred Shares (as set forth in sub-Article 6(d)(4) hereof) shall be made if the change in the Effective Purchase Price shall be: (A) in an amount less than one cent ($0.01) per share (but decreases of the Effective Purchase Price shall be carried forward and shall be made at the time and together with any subsequent adjustment which on a cumulative basis amounts to $0.01 or more in the Effective Purchase Price.), or (B) an increase beyond the applicable Effective Purchase Price in effect immediately prior to such adjustment.


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                        If, pursuant to the above calculation, the Company shall
                        be required to issue fractions of Shares, the number of such shares shall be rounded off (up or down) to the nearest whole number.

(6) Issuance of Options. In the case of the issuance of Options, the aggregate maximum number of Ordinary Shares deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential anti dilution adjustments) of such Options, shall be deemed to have been issued immediately prior to the conversion of the Preferred Shares at a consideration equal to the consideration received by the Company upon the issuance of such options or rights plus any additional consideration payable to the Company pursuant to the terms of such Options (without taking into account potential anti-dilution adjustments) for the Ordinary Shares covered thereby.

        If, pursuant to the above calculation, the Company shall be required to issue fractions of Preferred Shares, the number of such shares shall be rounded up or down to the nearest whole number.

(7) No-Cash Consideration. In the case of the issuance of Ordinary Shares for a consideration in whole or in part other than cash, the price per Ordinary Shares shall be deemed to be the fair value thereof as determined by the Board of Directors.

(8) U.S. Dollar Equivalent. For the purpose of this sub-Article 6(d), the consideration of any Additional Shares shall be calculated at the U.S. dollar equivalent thereof, on the day such Additional Shares are issued or deemed to be issued pursuant to sub-Article (d)(4).

(9)     Other Adjustments.  Subject to Section 6(c):

       (i) in case the Company shall declare a cash dividend upon its Ordinary Shares payable otherwise than out of retained earnings or shall distribute to holders of its Ordinary Shares or other shares of its capital stock (other than Ordinary Shares), stock or other securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights, then, in each such case, the holders of Preferred Shares and Class B Ordinary Shares shall, concurrent with the distribution to holders of Ordinary Shares, receive a like distribution based upon the number of Ordinary Shares into which the Preferred Shares and the Class B Ordinary Shares are convertible.

       (ii) If the number of Ordinary Shares outstanding at any time is increased by a stock dividend payable in Ordinary Shares or by subdivision or split-up of Ordinary Shares, then, on the date such payment is made or such change is effective (and subject to Section 6(i)), the Company shall issue to holders of Preferred Shares and Class B Ordinary Shares additional shares of the


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              same class held by them in a number in proportion to such increase of outstanding shares.

       (iii) If the number of Ordinary Shares outstanding at any time after the Original issuance Date hereof is decreased by a combination or consolidation of the outstanding Ordinary Shares then, on the effective date of such combination the number of Preferred Shares and Class B Ordinary Shares shall be decreased by a similar action in proportion to such decrease in outstanding shares.

(10) Issuance of Same Class. In each case that an issuance of additional Preferred Shares or Class B Ordinary Shares is required to reflect the issuance of bonus shares, or a subdivision or split of Ordinary Shares, each holder of Preferred Shares will be entitled to receive from the Company shares of a class that entitles its holders to the same rights as the class of shares to be distributed, subject to sub-Article (12) below.

(11) Capital Reorganization. In case, at any time after the Original Issue Date (as defined in Sub-article (13) below), of any capital reorganization, or any reclassification of the share capital of the Company (other than as a result of a bonus shares or subdivision, split-up or combination of shares), or the consolidation or merger of the Company with or into another entity (other than a consolidation or merger in which the Company is the continuing entity and which does not result in any change in the Ordinary Shares), or of the sale or other disposition of all or substantially all the properties and assets of the Company (each such act to be defined as a "Transaction"), the Preferred Shares shall, after such Transaction, be convertible into the kind and number of shares or other securities or property of the Company or otherwise to which such holder would have been entitled if immediately prior to such Transaction the holder had converted the holder's Preferred Shares into Ordinary Shares. The provisions of this sub-Article (11) shall similarly apply to successive Transactions.

(12) The Company may not take any of the acts included in sub-Articles (9) through (11) and may not enter into a transaction in which it is required to take any such act, and such act or transaction by the Company will be void unless each holder of Class A-1 Preferred Shares or Class B Ordinary Shares has the option, without payment of any additional consideration, to receive instead of all or part of securities to be distributed, the same number of securities entitling their holders to the same rights as the securities to be distributed, by the Company or otherwise, except that such securities shall have (i) no voting rights, and (ii) a right to convert the securities to be distributed at the holder's option at any time after the issuance and without payment of any additional consideration into voting shares.

(13)    Additional Shares.

       (i) "Additional Shares" shall mean all Ordinary Shares issued (or, pursuant to clause (i) below, deemed to be issued) by the Company after the date of issuance of the Preferred Shares (the "Original Issue Date"), other than ordinary shares issued or issuable: (A) upon conversion of Preferred


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

              Shares; (B) up to a maximum of 3,873,695 shares to officers, employees and directors of, or consultants to, the Company and its wholly-owned subsidiaries pursuant to a stock grant, option plan or purchase plan or other employee stock incentive program approved by the Company's Board of Directors; (C) Ordinary Shares issued by the Company to shareholders of another company in the framework of a transaction in which more than fifty percent (50%) of the outstanding shares or all or substantially all of the assets of such other company are acquired by the Company; (D) As a dividend or distribution on Preferred Shares; (E) Ordinary Shares issued pursuant to any equipment leasing or loan arrangement or debt financing from a bank or similar financial or lending institution approved by the Company's Board of Directors; and (F) by way of dividend or other distribution on Ordinary Shares excluded from the definition of Additional Shares by the foregoing clauses (A), (B), (C), (D) and (E) or on Ordinary Shares so excluded.

       (ii) Except as otherwise provided in clause (i), in the event the Company at any time or from time to time after the Original Issue Date shall issue any Options or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options, shall be deemed to be Additional Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares shall not be deemed to have been issued unless the consideration per share (determined pursuant to paragraph (ii)) of such Additional Shares would be less than the Effective Purchase Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares are deemed to be issued: (A) no further adjustment in the Effective Purchase Price shall be made upon the subsequent issue of Ordinary Shares upon the exercise of such Options; (B) if such Options by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Company, or decrease in the number of ordinary shares issuable, upon the exercise thereof, the Effective Purchase Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options; and (C) no readjustment pursuant to clause (B) above shall have the effect of increasing the Effective Purchase Price to an amount which exceeds the lower of (i) the Effective Purchase Price on the original adjustment date, or (ii) the Effective Purchase Price that would have resulted from any issuance of Additional Shares between the original adjustment date and such readjustment date.

       (iii) All calculations under this Clause shall be made to the nearest cent-


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

              equivalent or to the nearest one hundredth (1/100) of a share, as the case may be.

(14) No Impairment. The Company will at all times in good faith assist in the carrying out of all the provisions of this Clause and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of Preferred Shares pursuant to this sub-Article 6(d) against impairment.

(15) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the number of issued Preferred Shares or Class B Ordinary Shares pursuant to this sub-Article, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request at any time of any holder of Preferred Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Effective Purchase Price at the time in effect, and (iii) the number of Shares and the amount, if any, of other property which at the time would be received.

(16)    Effective Purchase Price.

       (i) Initial Effective Purchase Price: The Initial Effective Purchase Price for each Class A Preferred Share is $0.5871, for each Class B Preferred Share is $1.1759, for each Preferred C Preferred Share is $1.39244 and for each Class D Preferred Share is $3.7662.

       (ii) New Effective Purchase Price: The new Effective Purchase Price shall be as determined pursuant this sub-Article (d) hereof upon the occurrence of the events set forth herein.

              (iii) Effective Purchase Price: The Effective Purchase Price shall be (A) the Initial Purchase Price, until such time as a new Effective Purchase Price has been determined pursuant to this sub-Article (d) and (B) at and after such time as a New Effective Purchase Price (or any subsequent New Effective Purchase Price) has been determined pursuant to this sub-Article (d), the Effective Purchase Price shall be such New Effective Purchase Price as is then in effect.



(17)    [Reserved]

(18) Notices of Record Date. Without derogating from the rights of the holders of the Preferred Shares pursuant to any applicable law, in the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property or to receive any other right, the Company shall mail to each shareholder, including each holder of Preferred Shares, at least ten (10) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.

(19) Reservation of Stock Issuable. The Company shall at all times reserve and keep available out of its authorized but unissued share capital of any class solely for the purpose of effecting the issuance of the Preferred Shares and Class B Ordinary Shares, such number of its shares of that class as shall from time to time be sufficient to effect such issuance of additional shares as provided in this sub-Article. If at any time the number of authorized but unissued shares of the required class shall not be sufficient to issue such additional shares of such class or effect such conversion, the Company will promptly take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of such class to such number of shares as shall be sufficient for such purpose.

(20) No Reissuance of Converted Shares. No shares of Preferred Shares or Class B Ordinary Shares which have been converted after the original issuance thereof shall ever again be reissued and all such shares so converted shall upon such conversion cease to be a part of the authorized share capital of such class of shares of the Company.

7. If two or more persons are registered as joint holders of any share, any one of such persons may give effectual receipts for any dividends or other monies in respect of such share.

8. No person shall be recognized by the Company as holding any share upon any trust, and the Company shall not be bound by or required to recognize any equitable, contingent, future or partial interest in any share or any right whatsoever in respect of any share other than an absolute right to the entirety thereof in the registered holder.

9. Every member shall be entitled, without payment, to receive within a reasonable period after allotment or registration of transfer, one certificate under the Seal for all the shares registered in his name, specifying the number and denoting numbers of the shares in respect of which it is issued and the amount paid up thereon. Provided that, in the case of joint holders, the Company shall not be bound to issue more than one certificate to all the joint holders, and delivery of such certificate to one of them shall be sufficient delivery to all. Every certificate shall be signed by: (i) two Directors or (ii) one Director and (A) the Secretary or (B) some other person nominated by the Board of Directors for the purpose.

10. If any share certificate shall be defaced, worn out, destroyed or lost, it may be renewed on such evidence being produced, and such indemnity (if any) being given as the Directors shall require and (in the case of defacement or wearing out) on delivery of the old certificate and, in any case on payment of such sum not exceeding NIS 5 (five New Israeli Shekels) as the Directors may from time to time require.

11. No part of the funds of the Company shall be employed in the purchase of, or in loans upon the security of, the Company's shares; but, nothing in this Article shall prohibit the transactions mentioned in Section 139(b) of the Companies Ordinance.

12. Where any shares are issued for the purpose of raising money to defray the expenses of the construction of any works or buildings or the provision of any plant which cannot be made profitable for a lengthy period, the Company may pay interest on as much of such share capital as is, for the time being, paid up for the period and subject to the conditions and restrictions mentioned in Section 140 of the Companies Ordinance, and may charge the sum so paid by way of interest to capital as part of the cost of the construction of the work or building or the provision of a plant.

13. The Company may pay a commission at a rate not exceeding 4 (four) percent of the price at which the shares or other securities are issued to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) for any shares in the Company, or other securities of the Company, or procuring or agreeing to procure subscriptions (whether absolute or conditional) for any shares in the Company or other securities of the Company.


CALLS ON SHARES

14. No member shall be entitled to receive any dividend or to exercise any privileges as a member until he shall have paid all calls for the time being due and payable on every share held by him, whether alone or jointly with any other person, together with interest and expenses (if any).

15.   (a)   If, under the conditions of the issuance of shares, there is no fixed date for the payments due therefor, the Board of Directors may from time to time make such calls upon the members in respect of all monies then unpaid on shares possessed by them, and every member will pay the sum demanded of him at the place and time appointed by the Board of Directors, provided that fourteen (14) days' notice as to the place and date of payment was served on him. The Board of Directors may revoke or postpone any call.

      (b) A call shall be deemed to have been made at the time when the Resolution of the Board of Directors authorizing such call was passed.

      (c) The joint holders of a share shall be jointly and severally liable for the payment of all calls and installments in respect thereof.

            (d)If, before or on the day appointed for payment thereof, a call or installment payable in respect of a share is not paid, the holder or allottee of the share shall pay interest on the amount of the call or installment at such rate not exceeding the debitory rate prevailing at the largest Israeli commercial bank on the day appointed for the payment referred to, as the Board of Directors shall fix, from the day appointed for payment thereof to the time of actual payment, but the Board of Directors may waive payment of such interest wholly or in part.

16.   (a)   Any sum which, by the terms of allotment of a share, is made payable upon allotment or at any fixed date, whether on account of the amount of the share or by way of premium shall, for all purposes of these Articles, be deemed to be a call duly made and payable on the date fixed for payment and, in the case of non-payment, the provisions of these Articles as to payment of interest and expenses, forfeiture and the like, and all other relevant provisions of these Articles shall apply as if such sum were a call duly made and notified as hereby provided.

      (b) The Directors may, at the time of allotment of shares, make arrangements on the issue of shares for a difference between the holders of such shares in the amount of calls to be paid and in the time of payment of such call.

17. The Directors may, if they think fit, receive from any member willing to advance the same, all or any part of the monies due upon his shares beyond the sums actually called up thereon; and, upon the monies so paid in advance, or so much thereof as exceeds the amount for the time being called up on the shares in respect of which such advance has been made, the Directors may pay or allow such interest as may be agreed by them and the Company.


TRANSFER AND TRANSMISSION OF SHARES

18. No transfer of shares in the Company shall be registered unless the transfer has been approved by the Board of Directors. The Directors will not register a transfer if such transfer would result in the Company having more than 50 members or if such transfer is not made in accordance with the provisions of these Articles.

19. No transfer of shares shall be registered unless a proper instrument of transfer has been submitted to the Company, coupled with the certificate for the shares to be transferred and any other evidence as the Board of Directors may reasonably require of the title of the transferor to transfer his shares. As long as the transferee is not registered in the Register of Members in respect of the shares transferred to him, the rights and obligations of the registered owner of the shares shall in no way be affected by the attempt to transfer.

20. The instrument of transfer of any share shall be in writing in the usual or common form or in some other form approved by the Board of Directors from time to time and shall be signed by the transferor and transferee.

21. The Board of Directors may suspend the registration of transfers during the fourteen (14) days immediately preceding the ordinary General Meeting in each year.

22. The executors and administrators of a deceased sole holder of a share or, if there are no executors or administrators, the persons beneficially entitled as heirs of a deceased sole holder, shall be the only persons recognized by the Company as having any title to the share.

      In the case of a share registered in the names of two or more holders, the Company shall recognize the survivor or survivors as the only persons having any title to, or benefit in, the share.

23. The Company may recognize the receiver or liquidator of any member in winding-up or dissolution, or the trustee in bankruptcy or any official receiver of a bankrupt member as being entitled to the shares registered in the name of such member.

24. Any person becoming entitled to a share in consequence of the death of any person, upon producing evidence of the grant of probate or letters of administration or declaration of succession or such other evidence as the Board of Directors may deem sufficient that he sustains the character in respect of which he proposes to act under this Article or of his title, shall be registered as a member in respect of such shares or may, subject to the regulations as to transfer herein contained, transfer such shares.

25. The receiver or liquidator of a member in winding-up or dissolution, or the trustee in bankruptcy, or any official receiver of any bankrupt member, upon producing such evidence as the Board of Directors may deem sufficient that he sustains the character in respect of which he proposes to act under this Article or of his title may, with the consent of the Board of Directors (which the Board of Directors may refuse to grant without assigning any reason for its refusal), be registered as a member in respect of such shares or may, subject to the regulations as to transfer herein contained, transfer such shares.

RIGHT OF FIRST REFUSAL

      25.A Until the Closing of the initial public offering of its shares by the Company pursuant to the United States Securities Act of 1933 as amended (the "1933 Act") or the securities laws of any other jurisdiction (the "IPO"), no shareholder who holds in the aggregate five percent (5%) or more of the issued and outstanding share capital of the Company (a "Selling Shareholder") shall be permitted, without the prior written permission of all other shareholders of the Company, to transfer (except to his Permitted Transferees as defined below) any of his shares in the Company, except pursuant to the provisions of this Article 25.A. In calculating the number of shares held by a shareholder for the purposes of this Article, the shares held by the Permitted Transferees of such shareholder shall be deemed to be shares held by that shareholder.

            For the purposes hereto, a Permitted Transferee shall be defined as follows: (i) a transferee by will or operation of law; (ii) in the case of a company, a corporation succeeding to all or substantially all of the assets of the transferor or in excess of fifty percent (50%) of the outstanding shares of the transferor;; (iii) a wholly-owned subsidiary of the transferor; (iv) any investment fund or investment company which is managed or advised by the same manager or advisor as the transferor; (v) general or limited partners of the transferor if the transferor is a partnership; (vi) spouse (or widow or widower) of the transferor and the transferor's children (including step-children and adopted children) or a trust established solely for the benefit of the transferor and such persons; (vii) Oak Investment Partners VI, L.P., Oak VI Affiliates Fund L.P., Genesis Partners L.P., Genesis Partners I (Cayman) L.P. Worldview
            Technology Partners I, L.P., Worldview Technology International I, L.P., Worldview Strategic Partners I, L.P., and Meritech Capital Partners, L.P. and Meritech Capital Affiliates, L.P. ("Meritech") may transfer shares to one another without restriction. In the event of a transfer to a Permitted Transferee, such Permitted Transferee shall be entitled to all the rights and shall assume in writing all the obligations of the transferor with respect to the transferred shares. However, no such transfer shall be allowed if in the opinion of legal counsel to the Company it constitutes a public offering or public distribution of the Company's shares pursuant to any applicable law.

            (a) In the event that any Selling Shareholder wishes to offer for sale or otherwise transfer any or all of his shares to a bona-fide third party purchaser other than a Permitted Transferee (a "Third Party Purchaser"), such Selling Shareholder shall give prompt written notice thereof (the "Offering Notice") to each other shareholder, setting forth the identity of the Third Party Purchaser, the number of shares that the Selling Shareholder desires to sell, the offering price and all of the other terms and conditions of the offer. An Offering Notice shall constitute an irrevocable offer to each other Shareholder in accordance with the terms and conditions set forth below, to sell all, but not less than all, of the shares covered thereby (the "Offered Shares") to such other Shareholders, at a price equal to the price set forth in the Offering Notice, and upon all of the other terms and conditions set forth in the Offering Notice.

                    At any time during the twenty one (21) days following the date that the Offering Notice was given (the "Option Period"), any other Shareholder may notify the Selling Shareholder by written notice that he is exercising his rights to purchase his pro rata portion (based upon the relative shareholdings of all shareholders other than the Selling Shareholder) of the Offered Shares on the terms and conditions specified in the Offering Notice (an "Acceptance Notice").

            (b) If the Selling Shareholder shall receive Acceptance Notices from all the other shareholders within the Option Period, he shall be obligated to consummate such transaction with such other shareholders, and the shareholders shall be obligated (severally but not jointly) to purchase all, but not less than all, of the Offered Shares to which their Acceptance Notice relates, on the date that is twenty one (21) days after the expiration of the Option Period (the "Option Closing Date").

             (c) In the event that the Selling Shareholder has not received Acceptance Notices from all the other shareholders during the Option Period, he shall by written notice (the "Second Offer Notice") offer the shares for which no Acceptance Notice was received (the "Remaining Shares") to the shareholders who submitted Acceptance Notices (the "Participating Shareholders").

                    At any time during the five (5) day period following the date that the Second Offer Notice was given, any Participating Shareholder may notify the Selling Shareholder by written notice that he is exercising his rights to purchase all or part of the Remaining Shares on the terms and conditions as specified in the Offering Notice.

                    If the Selling Shareholder receives Acceptance Notices for the Remaining Shares, each Participating Shareholder who submits an Acceptance Notice with respect to the Remaining Shares will be required to purchase its pro rata portion of the Remaining Shares (based upon the number of Remaining Shares such Participating Shareholder specified in his Acceptance Notice relative to the number of Remaining Shares specified in all of the Acceptance Notices for the Remaining Shares).

            (d) The purchase and sale of those of the Offered Shares for which Acceptance Notices were submitted pursuant to Article
                    (b) and the Remaining Shares will take place concurrently. If, after the procedures specified in Articles (b) and (c) above, the Selling Shareholder shall not receive any Acceptance Notices or shall not receive Acceptance Notices with respect to all of the Offered Shares, he may sell to the Third Party Purchaser all or any of the Offered Shares regarding which no Acceptance Notices were received, upon such terms and conditions as are no less favorable to such Selling Shareholder than those specified in the Offering Notice; provided, however, that such sale must be consummated within one hundred and twenty (120) days from the date of the Offer.

            (e) With respect to each purchase of Offered Shares pursuant to this Article 25.A. by a Shareholder, the closing therefor shall be on the Option Closing Date. The purchase price for the Offered Shares shall be paid in full at such closing in cash or by certified check (except as otherwise specified in the terms of the Offer) payable to the order of the Selling Shareholder against delivery of a duly executed share transfer deed relating to the Offered Shares, together with the corresponding original share certificates. Offered Shares delivered at the closing hereunder shall be free and clear of all security interests, and all title thereto, and all rights and privileges of ownership thereof, shall immediately be vested in the purchasers thereof upon satisfaction of all the conditions set forth herein. Except as stated in the terms of the Offering Notice, the purchasing shareholders shall pay all transfer taxes (but not capital gains or other income taxes) and all requisite transfer tax stamps (if any) shall be duly affixed to the share transfer deeds and certificates at the time of delivery.

            (f) The provisions of this Article 25A will not apply to the transfer of shares to a Permitted Transferee of the transferor.

            (g) The Board of Directors shall not effect any transfer of shares by any Shareholder until it has received evidence satisfactory to it that the provisions of this 25.A., if applicable to such transfer, have been complied with.

            CO-SALE RIGHTS

            25B(a)  Until the closing of a Qualified Initial Public
                    Offering, in the event that either Moshe Ben-Bassat and/or Idit Ben-Bassat (each a "Selling Founder") initiates or otherwise receives a bona-fide offer from a third party (a "Proposed Purchaser") to purchase all or any portion of the shares owned by the Selling Founder (a "Proposed Transfer") and the right of first refusal pursuant to Article 25A is not exercised, then each of Oak Investment Partners VI, L.P., Oak VI Affiliates Fund L.P., Genesis Partners I L.P. , Genesis Partners I (Cayman) L.P., Worldview Technology Partners I. L.P., Worldview Technology International I, L.P., Worldview Strategic Partners I, L.P. (a "Participating Shareholder") shall have the right (the "Participation Right") to require the Proposed Purchaser to purchase from such Participating Shareholder, as part of the shares to be purchased by the Proposed Purchaser, up to the number of shares that is equal to the product of (i) the number of shares to be sold by the Selling Founder in the Proposed Transfer multiplied by (ii) a fraction the numerator of which is the number of shares owned by the Participating Shareholder at the time of the Proposed Transfer and the denominator of which is the total number of shares owned by all of the shareholders other than the Selling Founder at the time of the Proposed Transfer.

            (b) The Selling Founder shall, not less than twenty one (21) nor more than forty-five (45) days prior to any Proposed Transfer, notify each Participating Shareholder in writing of such Proposed Transfer (the "Participation Notice"). Such Participation Notice shall set forth: (i) the number of shares proposed to be transferred (the "Transferred Shares"), (ii) the name(s) and address(es) of the Proposed Purchaser(s), (iii) the proposed amount and form of consideration and terms and conditions of payment offered by such Proposed Purchaser, and (iv) that the Proposed Purchaser has been informed of the Participation Right provided for in Article (a) above and has agreed to purchase the Transferred Shares in accordance with the terms hereof. Each Participating Shareholder shall have the right to review the agreement between the Selling Founder and the Proposed Purchaser, but not to comment on or change it.

            (c) The Participation Right may be exercised by a Participating Shareholder by delivery of a written notice to the Selling Founder and to the Company (the "Participation Acceptance Notice") within fourteen(14) days following the giving of the Participation Notice. The Participation Acceptance Notice shall state the number of shares, subject to the limits set forth herein, that such Participating Shareholder commits to include in such transfer to the Proposed Purchaser.

            (d) In the event that the Proposed Purchaser is not willing to purchase shares from the Participating Shareholders on substantially the same terms and conditions as specified in the Participation Notice, then the Selling Founder shall not be permitted to sell any shares to the Proposed Purchaser pursuant to the Proposed Transfer.

            (e) Those Participating Shareholders who have delivered Participation Acceptance Notices within the fourteen (14) day period referred to in Article (c) above, shall be obligated, for a ninety (90) day period after the expiration of the such fourteen (14) day period referred to above, to transfer the number of shares set forth in the Participation Acceptance Notice to the Proposed Purchaser on the terms and conditions stated in the Participation Notice and in accordance with the provisions of this Article 25.B. Any shares purchased from Participating Shareholders pursuant to this Article 25.B. shall be paid for at the same price per share, with the same form of consideration and upon substantially the same terms and conditions as such proposed transfer by the Selling Founder, it being agreed, however, that such terms and conditions do not include the making of any representations and warranties, indemnities or other similar agreements other than representations and warranties with respect to title to the shares being sold and authority to sell such shares and indemnities related thereto.

            (f) Until the closing of the initial public offering of shares by the Company pursuant to the 1933 Act or the securities laws of any other country, in the event that either Oak Investment Partners VI, L.P., Oak VI Affiliates Fund L.P., Genesis Partners I L.P., Genesis Partners I (Cayman) L.P., or Worldview Technology Partners I, L.P., Worldview Technology International I, L.P., and Worldview Strategic Partners I, L.P. (each a "Selling Fund") initiates or otherwise receives a bona-fide offer from a third party (a "Proposed Purchaser") to purchase all or any portion of the shares owned by the Selling Fund (a "Proposed Transfer") and the right of first refusal pursuant to Article 25A is not exercised, then each of Oak Investment Partners VI, L.P., Oak VI Affiliates Fund L.P., Genesis Partners I L.P., Genesis Partners I(Cayman) L.P. or Worldview Technology Partners I, L.P., Worldview Technology International I, L.P., and Worldview Strategic Partners I, L.P. and Meritech which is not a Selling Fund, (a "Participating Fund ") shall have the right to require the Proposed Purchaser to purchase from such Participating Fund, as part of the shares to be purchased by the Proposed Purchaser, up to the number of shares that is equal to the product of (i) the number of shares to be sold by the Selling Fund in the Proposed Transfer multiplied by (ii) a fraction the numerator of which is the number of shares owned by the Participating Fund at the time of the Proposed Transfer and the denominator of which is the total number of shares owned by all of the shareholders other than the Selling Fund at the time of the Proposed Transfer. In addition, each of Moshe Ben Bassat and Idit Ben Bassat shall have the right to require the Proposed Purchaser to purchase from him and/or her, as part of the shares to be purchased by the Proposed Purchaser, up to the number of shares that is equal to one third of the shares sold by such Selling Fund. However, if the Selling Fund sells Preferred Shares which are not held by Moshe and Idit Ben Bassat and the Proposed Purchaser advises the Selling Fund and Moshe Ben Bassat that he does not agree to purchase the Ordinary Shares of Moshe and Idit Ben Bassat according to the same terms as agreed with the Selling Fund with respect to the Preferred Shares, the Proposed Purchaser will not be required to purchase any Ordinary Shares of Moshe and Idit Ben Bassat unless the Proposed Purchaser agrees with Moshe and Idit Ben Bassat on an alternative purchase price for such shares. Any negotiations between the Proposed Purchaser and Moshe and Idit Ben Bassat will in no way prevent or delay the sale of the shares of the Selling Fund and the Participating Funds to the Proposed Purchaser. The procedure specified in this
                    Article 25B will apply, mutatis mutandis, to the sale of shares according to this sub-Article (f).

            (g) The provisions of this Article 25B will not apply to any transfer of shares to a Permitted Transferee of the transferor.

            (h) The Board of Directors shall not effect any transfer of shares by a Selling Founder unless it has received evidence satisfactory to it that the provisions of this Article 25C have been complied with.


             (i) All shareholders to which this Article 25B applies will exercise their rights pursuant to this Article in good faith towards the other shareholders forfeiture of shares.


26. If any member fails to pay the whole or any part of any call or installment of a call on or before the day appointed for the payment thereof, the Board of Directors may, at any time thereafter during such time as the call or installment or any part thereof remains unpaid, serve a notice on him, or on the person entitled to the share by transmission requiring him to pay such call or installment, or such part thereof as remains unpaid, together with any expenses incurred by the Company by reason of such non-payment.

27. The notice shall name a further day (not earlier than the expiration of seven (7) days from the date of the notice) on or before which such call or installment, or such part as aforesaid, and all interest and expenses that have accrued by reason of such non-payment, is to be made, and shall state that, in the event of non-payment at or before the time and at the place appointed, the shares in respect of which such call was made will be liable to be forfeited.

28. If the requisitions of any such notice as aforesaid are not complied with, any share in respect of which such notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Board of Directors to that effect. A forfeiture of shares shall include all dividends in respect of the shares not actually paid before the forfeiture, notwithstanding that they shall have been declared.

29. Notwithstanding any such forfeiture as aforesaid, the Board of Directors may, at any time before the forfeited share has been otherwise disposed of, annul the forfeiture upon the terms of payment of all call and interest due upon and expenses incurred in respect of the shares and upon such further terms (if any) as they shall see fit.

30. Every share which shall be forfeited shall thereupon become the property of the Company and may be either canceled or sold or re-allotted or otherwise disposed of, either to the person who was before forfeiture the holder thereof or entitled thereto, or to any other person, upon such terms and in such manner as the Board of Directors shall think fit.

31. A member whose shares have been forfeited shall, notwithstanding, be liable to pay to the Company all calls made and not paid on such shares at the time of forfeiture, and interest thereon to the date of payment, in the same manner in all respects as if the shares had not been forfeited and to satisfy all (if any) the claims and demands which the Company might have enforced in respect of the shares at the time of forfeiture, without any deduction or allowance for the value of the shares at the time of forfeiture.

32. The forfeiture of a share shall involve the extinction at the time of forfeiture of all interest in and all claims and demands against the Company in respect of the share, and all other rights and liabilities incidental to the share as between the member whose share is forfeited and the Company, except only such of those rights and liabilities as are by these Articles expressly saved, or as are by the Companies Ordinance given or imposed in the case of past members.

33. A sworn declaration in writing that the declarant is a Director of the Company, and that a share has been duly forfeited in pursuance of these Articles, and stating the date upon which it was forfeited shall, as against all persons claiming to be entitled to the share adversely to the forfeiture thereof, be conclusive evidence of the facts therein stated, and such declaration, together with the receipt of the Company for the consideration (if any) given for the share on the sale or disposition thereof, and a certificate of proprietorship of the share under the Seal delivered to the person to whom the same is sold or disposed of, shall constitute a good title to the share, and such person shall be registered as the holder of the share and shall be discharged from all calls made prior to such sale or disposition, and shall not be bound to see to the application of the purchase money (if any), nor shall his title to the share be affected by any act, omission or irregularity relating to or connected with the proceedings in reference to the forfeiture, sale, re-allotment or disposal of the share.

LIEN

34. The Company shall have a first and paramount lien upon all shares (which are not fully paid up) registered in the name of any member, either alone or jointly with any other person, for his debts, liabilities and engagements, whether solely or jointly with any other person, to or with the Company, whether the period for the payment, fulfillment or discharge thereof shall have actually arrived or not, and such lien shall extend to all dividends from time to time declared in respect of such shares; but the Directors may at any time declare any share to be exempt wholly or partially from the provisions of this Article.

35. The Directors may sell the shares subject to any such lien at such time or times and in such manner as they shall think fit, but no sale shall be made until such time as the monies in respect of which such lien exists, or some part thereof, are or is presently payable, or the liability or engagement in respect of which such lien exists is liable to be presently fulfilled or discharged, and until a demand and notice in writing, stating the amount due or specifying the liability or engagement and demanding payment or fulfillment or discharge thereof and giving notice of intention to sell in default, shall have been served on such member, or the persons (if any) entitled by transmission to the shares, and default in payment, fulfillment or discharge shall have been made by him or them for fourteen
      (14) days after such notice.

36. The net proceeds of such sale shall be applied in or towards satisfaction of the amount due to the Company, or of the liability or engagement, as the case may be, and the balance (if any) shall be paid to the member of the person (if any) entitled by transmission to the shares so sold.

37. Upon any such sale (i.e., following forfeiture or foreclosing on a lien for and bona fide use of the powers granted with respect thereto), the Directors may enter the purchaser's name in the Register as the holder of the shares, and the purchaser shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.


OFFER OF ANY UNISSUED SHARES TO EXISTING SHAREHOLDERS

      38. If the Company proposes to issue or sell any New Securities (as defined in this Article 38(a) prior to a Public Offering, the Company shall (i) before such issuance offer to all shareholders who hold at least one percent (1%) of the issued and outstanding share capital of the Company, the right to purchase a pro-rata share of the New Securities. A shareholder's pro-rata share, for purposes of this Article, is the ratio of the number of shares owned by such Shareholder immediately prior to the issuance of New Securities, to the total number of Ordinary Shares outstanding immediately prior to the issuance of New Securities. Each shareholder shall have a right to over-allotment such that if any Shareholder fails to exercise its right hereunder to purchase a pro-rata share of New Securities, the other Shareholders may purchase the non-purchasing Shareholder's portion pro-rata according to the shareholding ratio between such other shareholders shareholding in the Company within ten (10) days from the date such non-purchasing shareholder fails to exercise its rights hereunder to purchase its pro-rata share of New Securities and (ii) concurrent with such issuance, comply with the request of each of Oak Investment Partners VI, L.P. and Oak VI Affiliates Fund L.P. that instead of purchasing all or part of their pro rata shares of the New Securities, they will purchase an issuance of a class of securities having the same rights as the new securities to be issued except that such class does not entitle its holders to any voting rights and is convertible into the class of New Securities to be issued at any time at the holder's option and without payment of any additional consideration by the holder.

      (a) "New Securities" shall mean any equity interest (including Ordinary Shares) in the Company, whether now authorized or not, and rights, options or warrants to purchase such equity interests, and securities of any type whatsoever that are convertible into equity interests; provided that the term "New Securities" does not include:

                    (i) Ordinary Shares issued pursuant to any stock grant, purchase plan Stock Option Plan or other employee stock incentive program approved by the Board of Directors, of up to a maximum of 3,873,695 shares to officers, employees and directors of, or consultants to, the Company and its wholly-owned subsidiaries pursuant to a approved by the Company's Board of Directors, or

                    (ii) Ordinary Shares issued by the Company to shareholders of another company in the framework of a transaction in which more than fifty percent (50%) of the outstanding shares or all or substantially all of the assets of such other company are acquired by the Company.

                    (iii)       Bonus Shares.

                    (iv) Securities issued according to sub-Article 6(d) above

                    (v) Securities issued according to outstanding Warrants as of December 14, 1999.

      (b) In the event the Company proposes to undertake the issuance of New Securities, it shall give each Shareholder written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each Shareholder shall have twenty-one (21) days after any such notice is given to agree to purchase such Shareholder's pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities purchased, provided that any such issuance is subject to the Company's concurrent compliance.

      (c) In the event the Shareholders fail to exercise fully the pre-emptive right within the said twenty-one (21) day period and after the expiration of the ten (10) day period for the exercise of the over-allotment provisions of Article 38, the Company shall have one hundred and twenty (120) days thereafter to sell or enter into an agreement to sell the New Securities respecting which the Shareholders pre-emptive right set forth in this Article 38 is not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company's notice to the Shareholders pursuant to Article 38(b). In the event the Company has not sold or entered into an agreement to sell the New Securities in accordance with the foregoing within one hundred twenty (120) days, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Shareholders in the manner provided in this Article 38.


STOCK

39.   (a)   The Board of Directors may, with the approval of a Special
            Resolution of shareholders of the Company, convert any paid-up shares into stock and may, with like sanction, reconvert any stock into paid-up shares of any denomination.

      (b) The holders of stock may transfer the same, or any part thereof, in the same manner and subject to the same regulations, as the shares from which the stock arose, might have been transferred prior to conversion, or as near thereto as circumstances admit, provided however, that the Board of Directors may from time to time fix the minimum amount of stock so transferable, and restrict or forbid the transfer of fractions of such minimum, but the minimum shall not exceed the nominal value of each of the shares from which such stock arose.

      (c) The holders of stock shall, in accordance with the amount of stock held by them, have the same rights and privileges as regards dividends, voting at meetings of the Company and other matters as if they held the shares from which such stock arose, but no such right or privilege, except participation in the dividends and profits of the Company, shall be conferred by any such part of such stock as would not, if existing in shares, have conferred that right or privilege.

      (d) Such of the Articles of the Company as are applicable to paid-up shares shall apply to stock, and the words "share" and "shareholder" (or "member") therein shall include "stock" and "stockholder".


ALTERATIONS OF CAPITAL

40.   The Company may from time to time by Special Resolution:

      (a) Consolidate and divide all or any of its share capital into shares of larger amount than its existing shares; or

      (b)   Cancel any shares not taken or agreed to be taken by any person; or

      (c) Subject to Article 55, divide its share capital or any part thereof into shares of smaller amount than is fixed by its Articles of Association by sub-division of its existing shares or any of them subject, nevertheless, to the provisions of the Companies Ordinance, and so that as between the resulting shares, one or more of such shares may, by the Resolution by which such sub-division is effected, be given any preference or advantage as regards dividend, capital, voting or otherwise over the others or any other shares; or

      (d) Reduce its share capital and any capital redemption reserve fund in any way that may be considered expedient and, in particular, exercise all or any of the powers conferred by Section 151 of the Companies Ordinance, or any statutory modification thereof.

41. The Company may, subject to applicable law, issue redeemable shares and redeem the same.


INCREASE OF CAPITAL

42. The Company may from time to time by Special Resolution, whether all the shares for the time being authorized shall have been issued or all the shares for the time being issued shall have been fully called up or not, increase its share capital by the creation of new shares; such new capital to be of such amount and to be divided into shares of such respective amounts and (subject to any special rights for the time being attached to any existing class of shares) to carry such preferential, deferred or other special rights (if any) or to be subject to such conditions or restrictions (if any) in regard to dividend, return of capital, voting or otherwise as the General Meeting deciding upon such increase directs.

43. Except so far as otherwise provided by or pursuant to these Articles or by the conditions of issue, any new share capital shall be considered as part of the original share capital of the Company, and shall be subject to the same provisions with reference to the payment of calls, lien, transfer, transmission, forfeiture and otherwise as the original share capital.


MODIFICATION OF CLASS RIGHTS

44. If, at any time, the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may be modified, converted, broadened, added or otherwise altered with the consent in writing of the holders of three-fourths of the issued shares of that class, or with the sanction of a Special Resolution passed at a separate meeting of the holders of the shares of the class. To every such separate meeting, the provisions of these Articles relating to General Meetings shall, mutatis mutandis, apply,but so that the necessary quorum shall be two persons at least holding or representing by proxy one-third of the issued shares of the class, and that any holder of shares of the class present in person or by proxy may demand a poll. Unless otherwise provided by these Articles, the enlargement of any existing class of shares, or the issuance or allotment of additional shares thereof, or the creation of additional shares of that class as a result of conversion of shares from another class, including the conversion set forth in Article 6 hereof, or unification with another class shall not be deemed to modify or alter the rights attached to the previously issued shares of such class or any other class.


BORROWING POWERS


45. The Board of Directors may from time to time, in its discretion, cause the Company to borrow or secure the payment of any sum or sums of money for the purposes of the Company, and may secure or provide for the repayment of such sum or sums in such manner, at such times and upon such terms and conditions in all respects as it thinks fit and, in particular, by the issuance of bonds, perpetual or redeemable debentures, debenture stock, or any mortgages, charges or other securities on the undertaking, or the whole or any part of the property of the Company, both present and future, including its uncalled or called but unpaid capital for the time being.


GENERAL MEETINGS


46. General Meetings shall be held at least once in every calendar year at such time, not being more than fifteen months after the holding of the last preceding General Meeting, and at such place as may be determined by the Directors. Such Annual General Meetings shall be called "Ordinary Meetings", and all other General Meetings of the Company shall be called "Extraordinary Meetings". The Annual General Meeting shall receive and consider the Directors' Report, the Profit and Loss Account and Balance Sheet, appoint auditors and transact any other business which, under these Articles or by the Statutes, are to be transacted at a General Meeting of the Company.

47. The Board of Directors may, whenever they think fit, and they shall upon such requisition in writing as is provided by Sections 109 and 110 of the Companies Ordinance, convene an Extraordinary Meeting.

48. Subject to the provisions herein relating to Special Resolutions, fourteen days' notice at the least, specifying the place, the day and the hour of meeting and, in the case of special business, the general nature of such business, shall be given in manner hereinafter mentioned, to such members as are under the provisions of these Articles, entitled to receive notices from the Company. Whenever it is proposed to pass a Special Resolution, twenty-one days' notice of the General Meeting convened to pass such resolution shall be given. With the consent of all the members for the time being entitled to receive notice of meetings, a meeting may be convened upon a shorter notice or without notice, and generally in such manner as such members may approve.

PROCEEDINGS AT GENERAL MEETINGS

49. No business shall be transacted at any General Meeting unless a quorum is present when the meeting proceeds to business. The quorum at any Meeting shall be two members present in person or by proxy, holding or representing at least one-third of the total voting rights in the Company. All proceedings of the general meetings of shareholders shall be conducted in English and all materials and reports provided to shareholders shall be in English.

50. If, within half an hour from the time appointed for the holding of a General Meeting, a quorum is not present, the meeting shall be canceled if it was called upon a request in writing as provided in Section 109 of the Companies Ordinance or if it was called in accordance with Section 110 of the Companies ordinance. However, in any other case, the meeting shall stand adjourned to the same day in the next week at the same time and place, or any time and hour as the Directors shall designate and state in a notice to the members, and if, at such adjourned meeting, a quorum is not present within half an hour from the time appointed for holding the meeting, two members present in person or by proxy shall be a quorum.

51. The Chairman of the Board shall preside at every General Meeting, but if there shall be no such Chairman, or if, at any meeting, he shall not be present within fifteen minutes after the time appointed for holding the same, or shall be unwilling to act as Chairman, the members present shall choose a Director or, if no Director be present, or if all the Directors present decline to take the Chair, they shall choose a member present to be Chairman of the meeting.

52. The Chairman may, with the consent of any meeting at which a quorum is present, and shall, if so directed by the meeting, adjourn any meeting from time to time and from place to place as the meeting shall determine. Whenever a meeting is adjourned pursuant to the provisions of this Article for seven days or more, notice of the adjourned meeting shall be given in the same manner as in the case of an original meeting. Save as aforesaid, no member shall be entitled to any notice of an adjournment, or of the business to be transacted at an adjourned meeting, however, business shall be transacted at any adjourned meeting other than the business which might have been transacted at the meeting from which the adjournment took place.

53. Any member entitled to be present and vote at a General Meeting may submit to any General Meeting any resolution which is relevant to the objects for which the meeting is convened, provided that, within the prescribed time before the day appointed for the meeting, he shall have served upon the Company a notice in writing signed by him containing the proposed resolution and stating his intention to submit the same. The prescribed time above mentioned shall be such that, between the date on which the notice is served or deemed to be served and the day appointed for the meeting, there shall be not less than four, nor more than fourteen, intervening days.

54a) Members entitled to be present and vote at a General Meeting may participate in a

      General Meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute attendance in person at the meeting, provided confirmation in writing by each such participant be forwarded to the Company Secretary at any time before such meeting.

  b) A resolution in writing signed by all members then entitled to receive notice of and to attend and vote at general meetings or to which all such members have given their written consent (including, by letter or facsimile,) shall be deemed to have been adopted as if it were adopted as a regular, special or extraordinary resolution (as the case may be) at a general meeting of the Company duly convened and held. Any such resolution may consist of several documents in like form and signed or consented to as aforesaid, by one or more members.


VOTES OF MEMBERS


55.   a)    Subject to Article 55(b), a resolution shall be deemed adopted if approved by the holders of a majority of the voting rights in the Company represented at the meeting in person or by proxy and voting thereon in the case of an ordinary resolution and by the holders of at least eighty percent (80%) of the voting rights in the Company represented at the meeting in person or by proxy and voting thereon in the case of a Special Resolution. In the case of an equality of votes, either on a show of hands or a poll, the Chairman of the meeting shall not be entitled to a further or casting vote.

      b) Until the consummation of a Qualified Initial Public Offering and in addition to any approvals which may be required according to applicable law (including class rights), the Company shall not, without the prior written consent of the majority of the outstanding Class A Preferred Shares, carry out any of the following:

            (i) change or adversely modify any of the rights, preferences, or privileges or limitations attached to the Class A-1 and Class A Preferred Shares or to Class B Ordinary Shares into which the Class A-1 Preferred Shares are converted;

            (ii) create, issue or undertake to issue any class or series of securities or options or other rights to acquire securities with rights on parity with or having preference over those rights attached to the Class A-1 and Class A Preferred Shares;

            (iii) reclassify the outstanding share capital of the Company so as to adversely affect or modify the rights, preferences or privileges attached to the Class A-1 and Class A Preferred Shares or Class B Ordinary Shares;

            (iv) authorize or issue additional Class A-1 and Class A Preferred Shares or Class B Ordinary Shares

      (c) Until the consummation of a Qualified Initial Public Offering and in addition to any approvals which may be required according to applicable law (including class rights), the Company shall not, without the prior written consent of the majority of the outstanding Class B Preferred Shares, carry out any of the following:

            (i) change or adversely modify any of the rights, preferences, or privileges or limitations attached to the Class B Preferred Shares;

            (ii) create, issue or undertake to issue any class or series of securities or options or other rights to acquire securities with rights on parity with or having preference over those rights attached to the Class B Preferred Shares;

            (iii) reclassify the outstanding share capital of the Company so as to adversely affect or modify the rights, preferences or privileges attached to the Class B Preferred Shares;

            (iv)  authorize or issue additional Class B Preferred Shares

      (d) Until the consummation of a Qualified Initial Public Offering and in addition to any approvals which may be required according to applicable law (including class rights), the Company shall not, without the prior written consent of the majority of the outstanding Class C Preferred Shares, carry out any of the following:

            (i) change or adversely modify any of the rights, preferences, or privileges or limitations attached to the Class C Preferred Shares;

            (ii) create, issue or undertake to issue any class or series of securities or options or other rights to acquire securities with rights on parity with or having preference over those rights attached to the Class C Preferred Shares;

            (iii) reclassify the outstanding share capital of the Company so as to adversely affect or modify the rights, preferences or privileges attached to the Class C Preferred Shares;

            (iv)  authorize or issue additional Class C Preferred Shares

      (e) Until the consummation of a Qualified Initial Public Offering the consent of the holders of at least 66 2/3% of the Class D Preferred Shares shall be required for any action that (i) increases or decreases the authorized number of shares of Ordinary or Class D Preferred Shares, (ii) alters or changes the rights, preferences or privileges of the Class D Preferred Shares, (iii) creates (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges senior to or on a parity with the Class D Preferred Shares, (iv) results in the redemption of any Ordinary Shares (other than pursuant to equity incentive agreements or employment agreements with service providers giving the Company the right to repurchase shares upon the termination of services), (v) amends or waives any provision of the Company's Memorandum and Articles of Association relative to the Class D Preferred Shares, (vi) results in the payment or declaration of any dividend (other than in Ordinary Shares) on any Ordinary Shares, or (vii) results in any merger, other corporate re-organization, sale of control, or other transaction in which holders of the Company's voting securities prior to such transaction or series of related transactions hold less than 50% of the Company's voting securities upon the closing of such transaction or series of related transactions, or sale of all or substantially all of the assets of the Company.

      (f) Until the consummation of the Qualified Initial Public Offering and in addition to any approvals which may be required according to applicable law (including class rights), the Company shall not, without the prior written consent of the majority of the outstanding Preferred Shares, merge or consolidate with, or sell, assign, lease, or otherwise dispose, transfer or convey of (whether in one transaction or a series of transactions) all or substantially all of its assets including any shareholdings in any company or any Intellectual Property to any person or entity or effect any other recapitalization or reorganization.

56. At all General Meetings, a resolution put to a vote at the meeting shall be decided on a show of hands unless, according to the voting rights held by each member present and voting on such resolutions before or upon the declaration of the result of the show of hands, a poll in writing be demanded by the Chairman (being a person entitled to vote), or by at least two members present, in person or by proxy, holding at least ten percent (10%) of the issued share capital of the Company and, unless a poll be so demanded, a declaration by the Chairman of the meeting that a resolution has been carried, or has been carried unanimously or by a particular majority, or lost, or not carried by a particular majority, shall be conclusive, and an entry to that effect in the Minute Book of the Company shall be conclusive evidence thereof, without proof of the number or proportion of the votes recorded in favor of or against such resolution.

57. If a poll be demanded in manner aforesaid, it shall be taken forthwith, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

58. The demand of a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which a poll has been demanded.

59. Subject to any rights or restrictions for the time being attached to any class or classes of shares, every member shall have one vote for each share of which he is the holder, whether on a show of hands or on a poll.

60. If any member be a lunatic, idiot, or non compos mentis, he may vote by his committee, receiver, curator bonis or other legal curator, and such last-mentioned persons may give their votes either personally or by proxy.

61. If two or more persons are jointly entitled to a share then, in voting upon any question, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other registered holders of the share and, for this purpose, seniority shall be determined by the order in which the names stand in the Register of Members.

62. Votes may be given either personally or by proxy. A proxy need not be a member of the Company.

63.  (a)    The instrument appointing a proxy shall be in writing in the usual common form, or such form as may be approved by the Directors, and shall be signed by the appointor or by his attorney duly authorized in writing or, if the appointor is a corporation, the corporation shall vote by its representative, appointed by an instrument duly signed by the corporation.

      (b) The instrument appointing a proxy shall be deemed to include authorization to demand a poll or to vote on a poll on behalf of the appointor.

64. A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal, or revocation of the proxy, or transfer of the share in respect of which the vote is given, unless an intimation in writing of the death, revocation or transfer shall have been received at the Office before the commencement of the meeting or adjourned meetings at which the proxy is used.

65. The instrument appointing a proxy, together with the power of attorney or other authority (if any) under which it is signed, or a notarially certified or office copy of such power of attorney, shall be deposited at the Office or at such other place or places, whether in Israel or elsewhere, as the Directors may from time to time, either generally or in a particular case or class of cases prescribe, at least forty-eight hours before the time appointed for holding the meeting or adjourned meeting at which the person named in such instrument proposes to vote; otherwise, the person so named shall not be entitled to vote in respect thereof; but no instrument appointing a proxy shall be valid after the expiration of twelve months from the date of its execution.

66. Subject to the provisions of the Companies Ordinance, a resolution in writing signed by all the members, in person or by proxy, for the time being entitled to vote at a General Meeting of the Company, shall be as valid and as effectual as a resolution adopted by a General Meeting duly convened, held and constituted for the purpose of passing such resolution. A telecopy addressed to any member, setting forth the text of a resolution and approved by the addressee in reply telecopy, which expressly identified the telecopy to which it is a reply, shall be deemed a writing signed by such member for the purposes of this Article.

67. A member will be entitled to vote at the Meetings of the Company by several proxies appointed by him, provided that each proxy shall be appointed with respect to different shares held by the appointing member. Every proxy so appointed on behalf of the same member shall be entitled to vote as he sees fit.

68. No person shall be entitled to vote at any General Meeting (or be counted as a part of the quorum thereof) unless all calls then payable by him in respect of his shares in the Company shall have been paid.


THE BOARD OF DIRECTORS

69. The number of members of the Board of Directors of the Company shall be no less than two and no more than seven.

70.   (a)   Members of the Board of Directors shall be appointed as follows:

            (i) four (4) directors will be appointed by Moshe Ben Bassat provided that each such nominees will be business professionals with suitable credentials reasonably acceptable to Oak and Oppenheimer (as defined below);

            (ii) one director will be appointed by Oak Investment Partners VI L.P. and Oak VI Affiliates Fund L.P. ("Oak");

            (iii) one director will be appointed by Genesis Partners I L.P. and
                  Genesis Partners I (Cayman) L.P. ("Oppenheimer");

            (iv) one director will be a director appointed by mutual agreement of Oak, Oppenheimer and Moshe Ben Bassat.

      (b) Any of the parties who has the right to appoint a Director may from time to time and at any time:

            (1) remove from office a Director and appoint another in his place;

            (2) appoint a Director in place of a Director whose office has been vacated for any reason whatsoever.

      (c) Any appointment or removal of Directors shall be made by notice in writing to the Company under the hand of the appointing or removing members, as the case may be, and shall become effective on the date fixed in the notice of appointment or removal, as the case may be, but not before delivery thereof to the Company.

      (d) Until a Qualified Initial Public Offering, the holders of a majority of the Class D Preferred Shares will be entitled to attend all meetings of the Board of Directors and to receive copies of all notices, consents, board and committee minutes and other materials distributed to the Board or any Committee thereof. Such observer will sign an appropriate confidentiality undertaking.

71. A person who has ceased to be a member of the Board of Directors shall be eligible for re-election or re-appointment.

72. If any member of the Board of Directors is not appointed, or if the office of a member of the Board of Directors is vacated, the continuing members of the Board of Directors may, as long as their number does not fall below the quorum, act in every matter.

73. The Directors in their capacity as such, shall be entitled to receive remuneration and reimbursement of expenses incurred by them in the course of carrying out their duties as Directors.

74.   The office of a Directors shall be vacated, ipso facto:

      (a) upon his resignation by written notice signed by him and delivered to the Office;

      (b) if he becomes bankrupt or enters into an arrangement with his creditors;

      (c)   if he be found to be a lunatic or becomes of unsound mind;

      (d)   if he be relieved of his office as provided in Article 70 hereof.

      (e) if he is prevented from serving as a Director of the Company according to any provision of Israeli law.

75. Subject to the Companies Ordinance, no Director shall be disqualified by virtue of his office from holding any office, or deriving any profit from any other office in the Company or from any company in which the Company shall be a shareholder or otherwise interested, or from contracting with the Company as a vendor, purchaser or otherwise, nor shall any such contract, or any contract or arrangement entered into by or on behalf of the Company in which the Director shall in any way be interested, be avoided, nor shall any Director be liable to account to the Company for any profit arising from any such office or realized by any such contract or arrangement by reason only of such Director's holding that office or of the fiduciary relations thereby established, provided the nature of his interest is disclosed by him no later than the meeting of the Board of Directors at which the contract or arrangement is first considered, if his interest then exists or, in any other case, at the first meeting of the Board of Directors after the acquisition of his interest. After such disclosure, every Director whose interest is submitted for approval before the Board shall not be present and shall not vote at such Board's meetings. A general notice that a Director is a member of any firm or company and is to be regarded as interested in all transactions with this firm or company shall be a sufficient disclosure under this Article and, after such general notice, it shall not be necessary to give any special notice relating to any particular transaction with such firm or company.

76.   [Reserved].

77.   [Reserved]

78.   [Reserved]

79.   [Reserved]


PROCEEDINGS OF THE BOARD OF DIRECTORS

80. The Board of Directors may meet together and adjourn their meetings and otherwise regulate their meetings and proceedings as they think fit. All proceedings of the Board of Directors shall be conducted in English and all material and reports provided to the Directors shall be in English.

81. Until otherwise decided by the Board of Directors and subject to any applicable law, the quorum for the dispatch of business by the Board of Directors shall be a majority of the Directors then holding office and entitled to participate and vote on any such business provided that a quorum of directors must include at least one representative appointed by Moshe Ben Bassat and one by either Oak or Oppenheimer.

82. No business shall be transacted at a meeting of the Board of Directors unless the requisite quorum is present at the commencement of the meeting, and no resolution shall be adopted unless the requisite quorum is present when the resolution is voted upon.

83. A member of the Board of Directors may, at any time, and the Secretary, upon the request of such members shall, convene a meeting of the Board of Directors.

84. The Chairman of the Board of Directors will be elected by a majority vote of all Directors holding office. Moshe Ben Bassat will act as Chairman of the Board of Directors as long as he holds (together with shareholders who would qualify as his Permitted Transferees) at least twenty percent (20%) of the issued and outstanding share capital of the Company.

85. The Chairman of the Board of Directors shall take the chair at every meeting of the Board of Directors, but if there is no such Chairman, or if at any meeting he is not present within 15 (fifteen) minutes of the time appointed for the meeting, or if he is unwilling to take the chair, the Directors present shall choose one of their number to be the Chairman of such meeting.

86. A meeting of the Board of Directors at which a quorum is present shall be competent to exercise all the authorities, powers and discretions by or under the regulations of the Company for the time being vested in or exercisable by the Board of Directors generally.

87. Resolutions proposed at any meeting of the Board of Directors shall be deemed adopted if passed by a majority of the votes of the members of the Board of Directors entitled to be present, entitled to vote and present and voting at the meeting.

88. The Board of Directors may, for any special matter, delegate any of its powers to committees consisting of one or several members, whether or not such members are Directors, as the Board of Directors may deem fit, and it may from time to time revoke such delegation. Any committee so formed (in these Articles referred to as a "Committee of the Board of Directors") shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on it by the Board of Directors. The meetings and proceedings of any such Committee of the Board of Directors consisting of two (2) or more members, shall be governed by the provisions herein contained for regulating the meetings of the Board of Directors, so far as the same are applicable thereto and so far as not superseded by any regulations made by the Board of Directors under this Article.

89. All acts done at any meeting of the Board of Directors, or of a Committee of the Board of Directors, or by any person acting as a Director shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of such Directors or members of a Committee of the Board of Directors or person acting as aforesaid or any of them, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director or a member of such Committee of the Board of Directors.

90. A resolution in writing signed by all members of the Board of Directors or to which all members of the Board of Directors have agreed in writing or by telecopy, shall be as valid and effective for all purposes as if passed at a meeting of the Board of Directors duly convened and held.

91. Members of the Board of Directors, or of any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or of any committee, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each others, and such participation in a meeting shall constitute attendance in person at the meeting, provided confirmation in writing by each such participant be forwarded to the Company Secretary prior to such meeting.

91A.  (a)   A Director shall have the right, by written notice to the Company, to appoint any one or more person(s), whether such person be a Director or not, as a substitute to act in his place, to remove the substitute and appoint another in his place and to appoint a substitute in place of a substitute whose office was vacated for any reason whatsoever. One person may serve as a substitute for several
            Directors.

      (b) Any notice given to the Company as aforesaid shall become effective on the date fixed therein, upon delivery to the Company or when approved by a majority of the Directors, whichever is later. The approval of the appointing Director will be counted in calculating whether a majority of Directors have approved. In the event the person appointed as a substitute is a Director, it shall not be necessary to receive the approval of the majority of the Directors.

      (c) A substitute for a Director shall have - in addition to his own vote, if he himself is a Director - a number of votes equal to the number of Directors for whom he acts as substitute, and shall be counted for purposes of establishing a quorum as the number of Directors for whom he acts as substitute, provided however, that not more than one (1) substitute appointed to act in place of a Director exercising this power may attend or vote at the same meeting.


      (d) A substitute for a Director shall have - subject to any instructions or limitations contained in the instrument appointing him - all the authority and powers held by the Director for whom he acts as substitute, provided however, that he may not in turn appoint a substitute for himself (unless the instrument appointing him otherwise expressly provides), and provided further that a substitute shall have no standing at any meeting of the Board of Directors or any committee thereof at which the Director appointing him is personally present. If the substitute himself is a Director, his authority and powers as a substitute shall be in addition to, and shall not derogate in any way from, his authority and powers as a Director.

      (e) The office of a substitute for a Director shall ipso facto be vacated if he is removed by the director appointing him, or if the office of the Director for whom he acts as substitute is vacated for any reason whatsoever, or if one of the circumstances described in Subsections (a)-(c) and (e) of Article 74 should befall the substitute.

      (f) Every substitute shall be entitled to receive, so long as he serves as a substitute, notice of meetings of the Board of Directors and of any relevant committees.


POWERS OF THE BOARD OF DIRECTORS

92. The management of the business of the Company shall be vested in the Board of Directors, and the Board of Directors may exercise all such powers and do all such acts and things as the Company is, by its Memorandum of Association and/or its Articles of Association or under the Law, authorized to exercise and do, and are not hereby or by statute directed or required to be exercised or done by the Company in General Meeting but subject, nevertheless, to the provisions of the Companies Ordinance, and of these presents and any regulations or resolution not being inconsistent with these presents made from time to time by the Company in General Meeting; provided that no such regulation or resolution shall invalidate any prior act done by or pursuant to the directions of the Board of Directors which would have been valid if such regulation or resolution had not been made.


LOCAL MANAGEMENTS

93. The Board of Directors may from time to time provide for the management and transaction of the affairs of the Company in any specified locality, whether at home or abroad, in such manner as they think fit, and the provisions contained in the next following Article shall be without prejudice to the general powers conferred by this Article on the Board of Directors.

94. The Board of Directors may, from time to time and at any time, establish any local board or agency for managing any of the affairs of the Company in any such specified locality, and may appoint any person to be a member of such local board, or any manager or agent, and may fix their remuneration. The Board of Directors may, from time to time and at any time, delegate to any person so appointed any of the powers, authorities and discretions for the time being vested in the Board of Directors, and may authorize any member for the time being of any such local board to continue in his office notwithstanding any vacancy which may occur, and any such appointment or delegation may be made on such terms and subject to such conditions as the Board of Directors may think fit, and the Board of Directors may at any time remove any person so appointed and may annul or vary any such delegation.


MANAGING DIRECTORS AND DIRECTORS GENERAL

95. The Board of Directors may from time to time appoint any one or more persons whether or not a Director to be Managing Director(s) or Director(s) General or President of the Company, or any similar function regardless of the title either for a fixed term or without any limitation as to the period for which he or they is or are to hold office, and may from time to time (subject to any provisions of any contract between him or them and the Company which will include the provision of this Article) remove or dismiss him or them from office and appoint another or others in his or their place or places.

96. The remuneration of any such Managing Director, Director General or President, etc. shall from time to time (subject to any contract between him and the Company) be fixed by the Board of Directors.

97. The Board of Directors may from time to time entrust to and confer upon a Managing Director or Director General or President, etc. for the time being such of the powers exercisable under these Articles by the Board of Directors as it may think fit, and may confer such powers for such time, and to be exercised for such objects and purposes, and upon such terms and conditions, and with such restrictions, as it thinks expedient; and it may confer such powers, either collaterally with, or to the exclusion of, and in substitution for, all or any of the powers of the Board of Directors on their behalf; and may from time to time revoke, withdraw, alter or vary all or any of such powers.


MINUTES

98. The Board of Directors shall cause minutes to be duly entered in books provided for the purpose:

      (a) of the names of the Directors present at each meeting of the Board of Directors and of any committee of the Board of Directors;

      (b)   of the names of the members present at each General Meeting;

      (c) of all directions given by the Board of Directors to any Committee of the Board of Directors;

      (d) of all proceedings and resolutions of General Meetings and of meetings of the Board of Directors and Committees of the Board of Directors.

99. Any minute as aforesaid of a meeting of the Board of Directors, of a meeting of a Committee of the Board of Directors or of a General Meeting of the Company, if purporting to be signed by the Chairman of such meeting or by the Chairman of the next succeeding meeting or by the Chairman of such General Meeting, shall be accepted as prima facie evidence of the matters therein recorded.

100. [Reserved]


BRANCH REGISTERS

101. Subject to, and in accordance with, the provisions of the Companies Ordinance and to all orders and regulations issued thereunder, the Company may cause branch registers to be kept at any place outside Israel as the Board of Directors may think fit and, subject to all applicable legal requirements, the Board of Directors may from time to time adopt such rules and procedures as it may think fit in connection with the keeping of such branch registers.


SECRETARY

102. The Board of Directors may from time to time appoint a Secretary to the Company as it deems fit, and may appoint a temporary Assistant Secretary who shall act as Secretary for the term of his appointment.


RIGHTS OF SIGNATURE - STAMP AND SEAL

103.  (a)   Authorization to sign on behalf of the Company and thereby bind it shall be made and granted from time to time by the Board of Directors. The Company shall have at least one rubber stamp. The
            Company shall be bound by the signature of the aforesaid appointees if appearing together after its stamp or imprinted name (e.g.
            checks).

      (b) The Board of Directors may provide for a seal. If the Board of Directors so provides, it shall also provide for the safe custody thereof. Such seal shall not be used except by the authority of the Board of Directors and in the presence of the person(s) authorized to sign on behalf of the Company, who shall sign every instrument to which such seal is affixed.


DIVIDENDS

104. Subject to any preferential, deferred, qualified or other rights, privileges or conditions attached to any special class of shares with regard to dividends, the profits of the Company available for dividend and resolved to be distributed shall be applied in payment of dividends upon the shares of the Company in proportion to the amount paid up or credited as paid up per the nominal value thereon respectively, otherwise than in advance of calls. Unless not otherwise specified in the conditions of issuing of the shares, all dividends with respect to shares which were not fully paid up within a certain period, for which dividends were paid, shall be paid proportionally to the amounts paid or credited as paid on the nominal value of the shares during any portion of the abovementioned period (pro rata temporis).

105. The expression "profits of the Company available for dividend" as used in these Articles, means the profits of the Company which may be lawfully distributed as dividends.

106. The Company, in General Meeting, may declare a dividend to be paid to the members according to their rights and interests in the profits, and may fix the time for payment. No larger dividend shall be declared than is recommended by the Directors, but the Company in General Meeting may declare a smaller dividend.

107. The Board of Directors may from time to time declare such interim dividends as may appear to the Board of Directors to be justified by the profits of the Company, whether existing profits or projected profits, provided however, that no dividend in excess of the amount of existing profits (retained earnings) shall be declared out of projected profits, and cause the Company to pay such dividends out of such profit. The final dividends in respect of any fiscal period shall be proposed by the Board of Directors and shall be payable only after the same has been approved by ordinary resolution of the Company in general meetings, but no such resolution shall provide for the payment for an amount exceeding that proposed by the Board of Directors for the payment of such final dividend, and no such resolution or any failure to approve a final dividend shall affect any interim dividend theretofore declared and paid. The Board of Directors shall have the full authority to determine the time for payment of such dividends, both interim and final, and the record date for determining the Members entitled thereto, and no Member who shall be registered in the Register with respect to any shares after the record date so determined shall be entitled to share in any such interim or final dividend with respect to such shares, even to the extent any such dividends arise from profits accrued after the date any such Member is registered in the Register with respect to such shares, or are paid after such date.

108. The Board of Directors may retain any dividends on which the Company has a lien, and may apply the same in or towards satisfaction of the debts, liabilities or engagements in respect of which the lien exists.

109. A transfer of shares shall not pass the right to any dividend declared thereon after such transfer and before the registration of the transfer.

110. Notice of the declaration of any dividend, whether interim or otherwise, shall be given to the holders of registered shares in manner hereinafter provided.

111. Unless otherwise directed, any dividend may be paid by check or warrant, sent through the post to the registered address of the member or person entitled or, in the case of joint registered holders, to that one of them first named in the register in respect of the joint holding. Every such check shall be made payable to the order of the person to whom it is sent. The receipt by the person whose name, at the date of the declaration of the dividend, appears in the register of members as the owner of any share or, in the case of joint holders, of any one of such joint holders, shall be a good discharge to the Company of all payments made in respect of such share. All dividends unclaimed for one month after having been declared may be invested or otherwise used by the Directors for the benefit of the Company until claimed. No unpaid dividend or interest shall bear interest as against the Company.


RESERVES

112. The Directors may from time to time set aside out of the profits of the Company available for dividend as defined by Article 105 and carry to revenue or general reserve such sums as they think expedient. All sums carried and for the time being standing to revenue or general reserve shall, at the discretion of the Directors, be applicable for meeting contingencies, or for the gradual liquidation of any debt or liability of the Company, or for repairing or maintaining any properties of the Company, or for meeting losses on realization of or writing down investments (either individually or in the aggregate) or, with the previous sanction of the Company in General Meeting, for equalizing or paying dividends, or for any other purpose to which profits of the Company may properly be applied.

113.  [Reserved]

114. All sums carried and standing to revenue or general reserve or capital reserve may, pending any other application thereof authorized by the preceding Articles, be invested together with any other monies of the Company in the ordinary course of the Company's business, and without it being necessary to distinguish between the investments of the reserves and investments of the other monies of the Company or between investments of the revenue or general reserve and investments of the capital reserve.


CAPITALIZATION OF RESERVES, ETC.

115. Subject to the Companies Ordinance, the Company, in General Meeting, may at any time and from time to time pass a resolution that any sum not required for the payment or provision of any fixed preferential dividend and (a) for the time being standing to the credit of any reserve fund or reserve account of the Company, debentures or debenture stock of the Company, or (b) being undivided net profits in the hands of the Company, be capitalized, and that such sum be set free for distribution amongst the members in the proportions in which they would have been entitled thereto if the same had been distributed by way of dividend on the shares and in such manner as the resolution may direct, and such resolution shall be effective; and the Directors shall, in accordance with such resolution, apply such sum in paying up in full any unissued shares in the capital on behalf of the members as aforesaid, and appropriate such shares and distribute the same credited as fully paid up amongst such members in the proportion aforesaid in satisfaction of their shares and interests in the said capitalized sum, or shall apply such sum or any part thereof on behalf of the members aforesaid in paying up the whole or part of any uncalled balance which shall for the time being be unpaid in respect of any issued shares held by such members, or otherwise deal with such sum as directed by such resolution. Where difficulty arises in respect of any such distribution, the Directors may settle the same as they think expedient and, in particular, they may issue fractional certificates, fix the value for distribution of any fully paid up shares, make such payments to any members on the footing of the value so fixed in order to adjust rights, and vest any such shares in trustees upon such trusts for the persons entitled to share in the appropriation and distribution as may seem just and expedient to the Directors. When deemed requisite, a proper contract for the allotment and acceptance of the shares to be distributed as aforesaid shall be filed in accordance with Sections 129 and 130 of the Companies Ordinance, and the Directors may appoint any person to sign such contract on behalf of the persons entitled to share in the appropriation and distribution, and such appointment shall be effective.


ACCOUNTS

116.  The Directors shall cause true accounts to be kept:

      (a)   of the assets and liabilities of the Company;

      (b) of all sums of money received and expended by the Company, and the matters in respect of which such receipts and expenditure take place;

      (c)   of all sales and purchases of goods by the Company.

      The books of account shall be kept at the Office or at such other place as the Directors shall think fit, and shall always be open to the inspection of the Directors.

117. The Directors shall from time to time determine whether, in any particular case or class of cases, or generally, and to what extent and at what time and place and under what conditions or regulations the accounts and books of the Company, or any of them, shall be open to the inspection of members, and no member (not being a Director) shall have any right of inspecting any account or book or document of the Company, except as conferred by the Companies Ordinance or authorized by the Directors or by a resolution of the Company in General Meeting.

118. No later than eighteen months after the incorporation of the Company and subsequently, at least once in every calendar year, the Directors shall present to the Company in General Meeting a profit and loss account for the period since the preceding account or (in the case of the first account) since the incorporation of the Company and, in accordance with the Companies Ordinance in that behalf, a balance sheet shall be made out in every year and laid before the Company in General Meeting, made up as at the date to which the profit and loss account is made up. The balance sheet shall have attached thereto the Auditor's report, and shall be accompanied by a report of the Directors as to the state of the Company's affairs, and the amount which they recommend to be paid by way of dividend, and the amount (if any) that they recommend to carry to reserve.


NOTICES

119. A notice or any other document may be served by the Company upon any member either personally or by sending it through the post in a prepaid letter or by telex or cablegram or telecopy addressed to such member at his registered address as appearing in the register of members.

120. All notices directed to be given to the members shall, with respect to any shares to which persons are jointly entitled, be given to whichever of such persons is named first in the register of members, and any notice so given shall be sufficient notice to the holders of such share.
121. Any member described in the register of members by an address, whether within or out of the State of Israel, shall be entitled to have served upon him at such address any notice to which he would be entitled under these Articles but, save as aforesaid, no member other than a member described in the register of members by an address shall be entitled to receive any notice from the Company.

122. Any member present, either personally or by proxy, at any General Meeting shall, for all purposes, be deemed to have received due notice of such General Meeting and, where requisite, of the purposes for which such General Meeting was convened.

123. A notice may be given by the Company to the persons entitled to any share in consequence of the death or bankruptcy of a member by sending it through the post in a prepaid letter addressed to them by name or by the titles of representatives or trustees of such deceased or bankrupt member, at the address (if any) supplied for the purpose by such persons as aforesaid or (until such address has been supplied), by giving the notice in the manner in which the same would have been given if the death or bankruptcy had not occurred.

124. Any notice or other document, if served by post, shall be deemed to have been served at the time when the letter containing the notice would be delivered in the ordinary course of post and, in proving such service, it shall be sufficient to prove that the letter containing the notice or document was properly addressed and put into the post office as a prepaid letter. Any entry made in the ordinary course in any postal book of the Company shall be prima facie evidence of such posting therein recorded.

125. Where a given number of days' notice, or notice extending over any period, is required to be given, the day of service shall be counted in such number of days or other period.


RECONSTRUCTION

126. On any sale of the undertaking of the Company, the Directors or the liquidators on a winding-up may, if authorized by Special Resolution, accept fully paid up or partly paid up shares, debentures or securities of any other company, whether Israeli or foreign, either then existing or to be formed, for the purchase, in whole or in part, of the property of the Company, and the Directors (if the profits of the Company permit), or the liquidators (on a winding-up), may distribute such shares or securities, or any other property of the Company, amongst the members without realization, or vest the same in trustees for them, and any Special Resolution may provide for the distribution or appropriation of the cash, shares or other securities, benefits or property, otherwise than in accordance with the strict legal rights of the members or contributors of the Company, and for the valuation of any such securities or property at such price and in such manner as the meeting may approve, and all holders of shares shall be bound to accept and shall be bound by any valuation or distribution so authorized, and waive all rights in relation thereto, save only in the case the Company is proposed to be, or is, in the course of being wound up, such statutory rights (if any) under the provisions of the Companies Ordinance as are incapable of being varied or excluded by these Articles.


INDEMNITY

127.  Subject to the provisions of the Companies Ordinance, the Company may:

      (a)   (1)   enter into a contract for the insurance of the liability, in whole or in part, of any of its Officers with respect to any of the following:

                  (i) a breach of duty of care to the Company or to any other person;

                  (ii) a breach of fiduciary duty to the Company, provided that the Officer has acted in good faith and had reasonable grounds to assume that the act would not harm the good of the Company;

                  (iii) a financial liability which may be imposed on such
                        Officer in favor of any other person, in respect of an act performed by him by virtue of his being an Officer of the Company;

            (2) indemnify an Officer of the Company with respect to any of the following:

                  (i) a fiduciary liability imposed on him in favor of any other person by any judgment, including a judgment given as a result of a settlement


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                        or an arbitrator's award which has been confirmed by a
                        court, in respect of an act performed by him by virtue of his being an Officer of the Company;

                  (ii) reasonable litigation costs, including lawyer's fees, expended by an Officer or which were imposed on an Officer by a court in proceedings filed against him by the Company or in its name, or by any other person, or in a criminal charge on which he was acquitted, in respect of an act performed by him by virtue of his being an Officer of the Company.

      (b) In this Article, the term "Officer" shall mean an "office holder" as defined in Section 96 of the Companies Ordinance, including a Director, General Manager, Chief Executive Officer, Deputy General Manager, Vice General Manager, any other manager directly subordinate to the General Manager, and any person who fills one of the said positions in the Company, even if he carries a different title.


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